EXHIBIT 5.2

[LETTERHEAD OF VENABLE, BAETJER AND HOWARD, LLP]

June 30, 2003

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Re: Nationwide Health Properties, Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel to Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), in connection with its issuance and sale of up to 5,000,000 shares of common stock, $0.10 par value per share (the “DRIP Shares”), of the Company. The DRIP Shares are being offered pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”).

We have examined the Company’s Charter and Bylaws. We have also examined the Company’s Registration Statement on Form S-3 with respect to the DRIP, substantially in the form that it is expected to be filed with the Securities and Exchange Commission (the “Registration Statement”). We have examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland, in good standing, and duly authorized to transact business in the State of Maryland.

We have further examined and relied on a Certificate of the Assistant Secretary of the Company (the “Certificate”) with respect to the Company’s Charter and Bylaws and certain actions taken by its Board of Directors, among other factual and other matters addressed in the Certificate.

We have also assumed for purposes of this opinion that DRIP Shares will not be issued or transferred in violation of any provision or limitation contained in the Company’s Charter. We have further assumed, without independent investigation, the genuineness of signatures, the authenticity of all documents submitted to us as originals, and the conformity of copies to the originals. Except as otherwise indicated herein, we have not undertaken any independent investigation of factual matters.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

The DRIP Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the DRIP Shares as anticipated in the Registration Statement, the DRIP Shares will be validly issued, fully paid and nonassessable.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing the matters set forth above. It does not extend to securities or “Blue Sky” laws of Maryland or to federal securities laws or to other laws.

This opinion is furnished by us as special Maryland counsel for the Company and may be relied on by you only in connection with your opinion to the Company in connection with the Registration Statement and the issuance and sale of the DRIP Shares. It may not be used or relied on by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise or change after the date of this opinion and come to our attention, or any future changes in laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/    VENABLE, BAETJER AND HOWARD, LLP